                                                                    EXHIBIT 10.1

                           FRANCHISE COMMITMENT LETTER




                                  July 17, 1998




P-PR Transfer, LLP
c/o John Bierbaum
3880 Dain Bosworth Plaza
60 South Sixth Street
Minneapolis, Minnesota 55402

Pepsi-Cola Puerto Rico Bottling Company
Carretera 865 Km. 0.4
Bo. Candelaria Arenas
Toa Baja, Puerto Rico 00949


Gentlemen:

This letter sets forth the significant terms of our new franchise relationship for Puerto Rico as a result of the purchase today by P-PR Transfer, LLP, a Delaware limited liability partnership, of a controlling equity interest in Pepsi-Cola Puerto Rico Bottling Company (the "Bottler"), the Pepsi-Cola bottler which produces, sells and distributes Pepsi-Cola, Diet Pepsi-Cola, Pepsi-Cola Free, Diet Pepsi-Cola Free, Teem, Diet Teem, Mountain Dew, All Sport, Wonder Kola, Mandarin Orange Slice, Diet Mandarin Orange Slice, Lemon Lime Slice, Diet Lemon Lime Slice and Grape Slice soft drink products (together the "PCI Products") in Puerto Rico.

I.       ISSUANCE OF EXCLUSIVE BOTTLING APPOINTMENTS

The Bottler and PepsiCo, Inc. (the "Company") hereby terminate the Exclusive Bottling Appointments currently in effect which authorize the Bottler to produce, sell and distribute the PCI Products in Puerto Rico, and all other franchise agreements between the Bottler and the Company, including without limitation, the Franchise Commitment Letter dated April 27, 1987 and all other agreements relating to concentrate pricing or marketing funding. Neither party shall have any liability to the other party as a result of the termination of said Exclusive Bottling Appointments and related franchise agreements. Simultaneously with the execution and delivery of this Franchise Commitment Letter, the Company shall issue to the Bottler new Exclusive Bottling Appointments (the "Appointments") in the form attached hereto as Exhibit I which will exclusively authorize the Bottler to produce, sell and distribute the PCI Products in Puerto Rico upon the terms and conditions set forth therein.

II.      CONCENTRATE PRICING

The Bottler shall purchase concentrate for the PCI Products from the Company or its subsidiaries at the same standard price per Unit which is in effect for the Pepsi-Cola bottlers in the United States.

The initial price per concentrate Unit and the basic terms of purchase are set forth in Exhibit II attached hereto.


III.     MARKETING

         (a)      1998 and 1999.

During the calendar years 1998 and 1999 the Bottler and Pepsi-Cola International ("PCI"), the Company's international soft drink division, shall spend the amounts towards cooperative marketing funds to support sales of the PCI Products which are set forth in Exhibit III attached hereto. As described in Exhibit III, PCI will be contributing a significantly high percentage of these marketing funds during 1998 and 1999. For purposes of determining the amount to be spent over the remaining portion of the 1998 calendar year, the amount spent by the Bottler and PCI since January 1, 1998 for these marketing purposes shall be taken into account.

PCI and the Bottler shall change the purposes and amounts for the marketing funds set forth in Exhibit III only by mutual written agreement.

(b)      2000 and After.

For the year 2000 and all years thereafter during the term of the Appointments, PCI shall contribute up to 40% of Concentrate Sales (defined below) and the Bottler will contribute 20% of Concentrate Sales toward cooperative marketing funds to support sales of the PCI Products in Puerto Rico. The term "Concentrate Sales" shall be equal to the cash amounts actually received during the applicable year by the Company (or its subsidiaries) from the Bottler for concentrate purchases.

The cooperative marketing funds will be spent on brand image building expenses in order to promote sales of the PCI Products in Puerto Rico. Before December 1 preceding each year during the term of the Appointments, the Bottler and PCI shall agree on a cooperative marketing agreement in PCI's standard form which will set forth the budget of the marketing spending programs for the following year. These spending programs shall be consistent with the Marketing Spending Categories described in the attached Marketing Support Deck attached as Exhibit III.

At the end of 1999 PCI and the Bottler will review the business needs and conditions to determine if marketing funds over the normal levels should be continued.

IV.      BRANDS

The Bottler agrees to produce, sell and distribute in Puerto Rico the full range of the PCI Products unless otherwise agreed by the Company. New brands of the Company will be launched by the Bottler and added to the list of the PCI Products upon the agreement of the Company and the Bottler.

The Bottler agrees that during the term of the Appointments it will not, directly or indirectly (through any affiliated companies), produce, sell or distribute in Puerto Rico any beverage products other than the PCI Products and the following non PepsiCo brands: Welsh's Grape, Cristalia Water and Seagram's tonic water, club soda and ginger ale. No other brands will be sold by the Bottler without the prior approval of PCI, or failing agreement of PCI and the Bottler as to the introduction of new brands, the approval of the Chief Executive Officer of the Pepsi-Cola Company.

V.       PACKAGES

The Bottler agrees to sell the PCI Products in the following packages:

         10 oz nonreturnable glass bottles
         333 ml cans
         16 oz nonreturnable glass bottles
         20 oz PET bottles
         32 oz PET bottles
         1 LT PET bottles
         2 LT PET bottles
         Bag N Box
         Fountain Syrup

Any new package launch or package discontinuation for the PCI Products shall be subject to PCI's prior written approval.

VI.      INVESTMENTS

The Bottler agrees that before the end of 1999 the Bottler will make the investments for 1998 and 1999 which are described in Exhibit IV.

VII.     VIRGIN ISLANDS

The PCI Products are currently sold in the Virgin Islands (United States and British) through local distributors, West Indies Corp. for the United States Virgin Islands and Tortolo Importing Company for the British Virgin Islands, and the PCI Products sold to these distributors are produced at the Company's owned plant in Miami, Florida. If the rights of these distributors in the United States Virgin Islands or British Virgin Islands become available during the term of the Appointments, the Bottler shall have the right of first refusal to purchase these distribution rights.

VIII.    GOVERNING LAW

This Agreement shall be governed by the laws of the State of New York, U.S.A. All disputes arising in connection with this Agreement shall be finally settled in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce by three arbitrators. Arbitration shall take place in New York, New York, U.S.A. in the English language. The arbitrators shall decide by majority vote. The arbitrators shall also decide and fix in their award which party or parties shall bear the arbitration costs. Each party shall appoint one arbitrator, and these two arbitrators shall appoint the third arbitrator, who shall be Chairman of the Arbitral Tribunal. If the two arbitrators are unable to agree upon the nomination of the third arbitrator within 30 days after their nomination, the third arbitrator shall be appointed by the President of the International Chamber of Commerce. Judgment upon the award may be entered in any court with jurisdiction.

If the foregoing is acceptable to you, please indicate your agreement in the space provided below.

                                                    Very truly yours,

                                                    PepsiCo, Inc.

                                                    By:_________________________
                                                        Assistant Secretary

Accepted and Agreed to:

P-PR Transfer, LLP

By:_________________________


Pepsi-Cola Puerto Rico Bottling Company

By:_________________________